UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 or 15(d)

                     OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  August 11, 2004


                            UIL HOLDINGS CORPORATION
             (Exact name of registrant as specified in its charter)


Connecticut                       1-15995              06-1541045
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(State, or other jurisdiction     (Commission          (IRS Employer
of Incorporation)                 File Number)         Identification No.)



157 Church Street, New Haven, Connecticut              06506
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(Address of principal executive offices)               (Zip Code)



Registrant's Telephone Number,
Including Area Code                                    (203) 499-2000
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                                   None
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(Former name or former address, if changed since last report)




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ITEM 5.  OTHER EVENTS

         On August 11, 2004, the Connecticut Department of Public Utility Control (DPUC) issued a final decision regarding the April 28, 2004 reopening of The United Illuminating Company's (UI or the Company) docket relating to the recovery of increased pension and postretirement benefits expenses.

         The DPUC reversed its February 18, 2004 decision which had granted UI relief for increased pension and postretirement expenses of $5.2 million annually based upon a modified settlement with the DPUC's Prosecutorial Division, modified the required sharing of earnings in excess of UI's allowed equity return of 10.45% and imposed a stay on UI's ability to file a rate case.

         As a result of the DPUC's recent action, the provisions of its February 18 decision are no longer in effect as of August 11, 2004. Accordingly, UI will cease recording, prospectively, recovery for increased pension and postretirement expenses. In addition, UI earnings in excess of its allowed equity return of 10.45% will again be shared 50% to customers and 50% to shareholders and there will be no restrictions on UI's ability to file a rate case.

         As stated in the second quarter earnings release issued on August 6, 2004, the Company will evaluate the 2004 earnings impact of the final DPUC decision in conjunction with monitoring and assessing the level of economic growth through the remainder of the year.



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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   UIL HOLDINGS CORPORATION
                                   Registrant



Date:  8/12/04                     By       /s/ Louis J. Paglia
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                                               Louis J. Paglia
                                           Executive Vice President
                                           and Chief Financial Officer



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